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Exhibit 99.3                                        NEWS RELEASE


Springs Industries, Inc.                            Contact:  Robert E. Slough
P.O. Box 70                                         Director of Public Relations
Fort Mill, SC 29716                                 Office: 803/547-3738
                                                    Home: 803/366-6646


FOR IMMEDIATE RELEASE                               June 28, 1996

         FORT MILL, S.C.--Springs Industries today announced a $71 million plan to consolidate and realign its fabric manufacturing operations.

         Thomas P. O'Connor, president of Springs' Bed Fashions Group, said that this first phase of a two-phase major renovation program will result in the closure of three fabric manufacturing plants in South Carolina over the next several months while adding production processes in other plants.

         O'Connor said, "The plants to be closed employ approximately 850 people; however, two of the three plants are close to other Springs facilities and every effort will be made to secure employment for those affected by the closings.

         "The second phase of this project, yet to be finalized, will be announced later this year. It will involve significant investment in the latest manufacturing technology for existing facilities."

         The company will take a one-time pretax charge of $30.4 million in the second quarter of 1996 to cover write-offs of plant and equipment and certain other expenses associated with the plan. Springs will also make capital investments of $17.3 million and incur future expenses of approximately $23 million for equipment relocation and other realignment costs which cannot be charged to the reserve.

         Plants scheduled to be closed by year end are the Kershaw Plant, Kershaw, S.C., Olympia-Granby Plant, Columbia, S.C., and Wamsutta I Plant, Anderson, S.C., all producing bedding fabric.

         Springs operates 11 other bedding fabric plants among its 48 manufacturing facilities nationwide and employs 22,000 people.

         O'Connor said, "This plan, when fully implemented, will increase the efficiency of our fabric operations while adding to our ability to serve our customers and the consumer. We must continue to offer our customers the highest possible level of service and value while we grow our business. This plan helps us achieve that goal.

         "Closing plants is never easy. We are pleased, however, that in this instance two of these three facilities are contiguous to or nearby other Springs plants. Over the next several days,





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managers will meet with each person affected to explain the individual's options and opportunities, including potential transfer to other Springs plants. We are also contacting state and community leaders and agencies to enlist their assistance."

         Springs Industries is a major manufacturer and marketer of bed and bath fashions, window treatments, and specialty products, with plants in 10 U.S. states and wholly-owned marketing and distribution subsidiaries in Mexico and Canada. Sales in 1995 were $2.2 billion.





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